Harter Financial, Inc.
                              Box 338, Village Road
                             New Vernon, N.J. 07976
                                 (973) 734-0100

                                                                   July 15, 1998

Mr. Todd K. Schiffman, Assistant Director
Div. of Corporate Finance
c/o Securities & Exchange Commission
Mail Stop 4-8
Washington, DC  20549


         Re:      Harter Financial, Inc. (the "Company")
                  Registration Statement on Form 10-SB
                  File No.-0-29692

Dear Mr. Schiffman:

     This is in response to your comment letter dated June 29, 1998 regarding the subject registration statement that was filed by Harter Financial, Inc. Enclosed is a hard copy of the amended filing which addresses the comments made by the Commission. An Edgar filing is also being made with the applicable changes as summarized below:

Plan of Reorganization page 2   ( Now Page 2 & 3)
------------------------------

1. The "Plan Funder" was defined in the amended Plan of Reorganization dated November 6, 1996. Capital was provided to the Company during the reorganization process by the "Plan Funder".

Description of Business - Present Capital Investments, page 3  (Now Pages 3-8)
-------------------------------------------------------------

2. The term  "suitable  businesses"  has been  deleted  from  page 3 of the Form
10-SB.

3. All of the company's investments are detailed on pages 3-8 of the Form 10-SB.

4. The initial investments in AutoParts Warehouse, Azurel, Ltd. and Fidelity Medical, Inc. were made prior to the date that the name of Wolf Financial Group, Inc. was changed to Harter Financial, Inc. All subsequent investments have been made by Harter Financial, Inc. in the above companies as well as any other entities discussed on pages 3 - 8 of the Form 10-SB.


1. Autoparts Warehouse, page 4   (Now Pages 4 & 5)
-------------------------------

5. The performance of the Company's loan to a principal is clarified on page 5 of the Form 10-SB.

2. FCI Food Group, page 5    (Now Page 6)
-------------------------

6. The Company's equity interest in FCI Group is stated on page 6 of the Form 10-SB.

5. Ivax Corporation, page 7   (Now Page 8)

7. The Company's ownership interest in Ivax Corporation is included on page 8. In addition, other equity interests are detailed on pages 3-8 of the Form 10-SB.


Regulations, page 8    (Now Page 9)
-------------------

8. The Company has conferred with counsel regarding its position that it is exempt from the Investment Company Act of 1940 in accordance with the provisions of Section 6.(a)(2). A written opinion has not been requested or issued to date. The Company presently has no plans to offer its stock for sale.

9. The Company has not sold any securities during the reorganization process. All shares were issued to creditors on a pro-rata distribution and to the "Plan Funder" in accordance with the confirmed Plan of Reorganization.


Management's Discussion and Analysis of Financial Condition and Results of
Operations, page 10   ( Now pages 11-14)
-------------------------------------------------------------------------------

10. During the bankruptcy reorganization period financial reports were issued as required to the U.S. Trustee. Upon confirmation of the Plan of Reorganization a Form 10-SB was filed with the Commission.

11. The Company's plan to continue as a going concern is expanded on page 14 of the Form 10-SB.


Security Ownership of Certain Beneficial Owners and Management, page 14
-----------------------------------------------------------------------
 (Now Page 15)

12. Mr. Joshua Angel has furnished the Company with the following information which is in response to your comment:

     Mr. Angel is an attorney who specializes in the financial reorganization of troubled companies. Because of his expertise in reorganizing troubled companies, Bolzano sought out Mr. Angel in May of 1994 and requested that he sit as an outside director on the WFG board of directors. Prior to that time Bolzano was unknown to Mr. Angel. Since that time, Mr. Angel has had no association with Bolzano.

     The Bolzano equity interest in the Company emanates from its pro-rata distribution on account of Bolzano's Allowed Claim in the WFG bankruptcy. This distribution was made in accordance with the WFG confirmed Plan of Reorganization. A copy of that plan was previously filed with the Commission.

Joshua J. Angel, page 16  (Now Page 17)
------------------------

13. Disclosure as required in Item 401(d) of Regulation S-B is made on pages 17 and 18 of the Form 10-SB.

Market Price of and Dividends on the Registrant's Common Equity and Related
---------------------------------------------------------------------------
Stockholder Matters, page 20  (Now Pages 21 & 22)
----------------------------

14. The price of the common stock listed on page 20 was for the common stock of WFG which was canceled in its entirety under the provisions of the Plan of Reorganization. To our knowledge, shares of Harter Financial, Inc. have not been traded in any public market. Additional disclosure regarding the risks relating to penny stocks and the possible resulting effects upon the Company's liquidity are addressed on page 21 of Form 10-SB


General
-------

15. The Company is not registering its common stock under the Act of 1934 at this time. The securities have been issued in accordance with Sub Section (b)
Section 5 of the Act of 1933, Paragraph (1) (A) of Form 10-SB.

Accounting Comments
-------------------


Change In Basis Of Accounting
-----------------------------

16. The financial statements have been revised accordingly.

Consolidated Statements of Cash Flows
-------------------------------------

17. The statements of cash flows have been revised accordingly, and footnote C[3]provides the disclosure as required by SFAS 115 paragraphs (a)&(b).

18. The financial statements have been revised accordingly.


Note 4-Income Taxes
-------------------

19. The fresh-start statements provided deferred income taxes on the pre-organization appreciation on securities in accordance with paragraph 38 of SOP 90-7. The fair market value of the securities as of October 22, 1996, the date of the confirmation of the plan, was $1,240,230, which included unrealized appreciation of $569,343 and a related deferred tax liability of $228,000 was also recorded. The resulting gain net of income taxes amounting to $34l,343 was reflected in equity section as unrealized gain (loss) on securities available-for-sale. When those securities on hand on October 22, 1996 were sold in the subsequent periods ended June 30, 1997 and March 31, 1998 the provision for deferred taxes of $228,000 was recorded as an addition to paid-in capital. The Company did not have reorganization value in excess of amounts allocable to identifiable assets and other intangibles.


Note K-Equity in Net Assets of and Advances to Equity Company
-------------------------------------------------------------

20. Page 4 has been revised accordingly.

SAB 74
------

21. See note C [9].


General
-------

22. Financial statements and MD&A have been updated to reflect interim periods ended March 31, 1998 and 1997.

Year 2000
---------

23. The year 2000 disclosure is included on page 14. The Company believes that all required year 2000 information is presented.


     Please feel free to contact me should you have any comments or questions concerning the matters discussed hereinabove.



                                             Sincerely yours,
                                             HARTER FINANCIAL, INC.

                                             /s/ Spencer J. Angel

                                             Spencer J. Angel
                                             President


SJA/pr
Enclosure (s)